THE TJX COMPANIES, INC.
              LONG RANGE PERFORMANCE INCENTIVE PLAN
              (as amended through January 30, 1994)

1.   Purpose

     The purpose of The TJX Companies, Inc. Long Range Performance Incentive Plan (the "Plan") is to promote the long-term success of The TJX Companies, Inc. (the "Company") and its shareholders by providing competitive incentive compensation to those officers and selected employees upon whose judgment, initiative, and efforts the Company depends for its profitable growth.

2.   1986 Stock Incentive Plan

     Since shares of Common Stock of the Company ("Common Stock") may be issued under this Plan, this Plan shall be subject to the terms of the Company's 1986 Stock Incentive Plan
     ("Incentive Plan") and any shares so issued shall be issued under the Incentive Plan.

3.   Term

     The Plan shall be effective as of January 25, 1992 (the start of fiscal year 1993), and the Plan shall remain in effect until terminated by the Company's Board of Directors (the "Board") or until termination of the Incentive Plan, if earlier.

4.   Plan Administration

     The Plan shall be administered by the same Committee that administers the Incentive Plan. The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, consistent with the Incentive Plan.

5.   Eligibility and Target Award

     Any key employee (an "Employee") of the Company or any of its Subsidiaries who could receive an award under the Incentive Plan shall be eligible to receive awards under the Plan.

     At the commencement of each three-year performance cycle (the "Performance Cycle"), the Committee shall designate those who will participate in the Plan (the "Participants") and their target awards (the "Awards"). Subsequent to the commencement of a Performance Cycle, the Committee may, in special circumstances, designate additional Participants and their target awards for such Performance Cycle.


                               -1-
6.   Award Goals
     At the commencement of each Performance Cycle, the Committee shall set one or more performance goals (the "Performance Goals") for such Performance Cycle, the relative weight to be given to each Performance Goal, and a schedule for determining payments if actual performance is above or below the goal. For the Performance Cycles for fiscal years 1993-1995 and 1994-1996, the Committee shall specify a minimum (which shall be 50% irrespective of any attainment of Performance Goals) and a maximum (not to exceed 150%) of the Award which may be earned. For the Performance Cycles for fiscal years 1995-1997 and thereafter, Awards shall not provide for any minimum payment; however, the Committee for each such Cycle shall establish a maximum (not to exceed 150%) of the Award which may be earned.

     At any time designated by the Committee during a Performance Cycle or thereafter, but prior to Award payment, appropriate adjustments in the goals may be made by the Committee to avoid undue windfalls or hardships due to external conditions outside the control of management, nonrecurring or abnormal items, or other matters as the Committee shall, in its sole discretion, determine appropriate to avoid undue windfalls or hardships.

     As soon as practicable after the end of the Performance Cycle, the Committee shall determine what portion of each Award has been earned. Fifty percent of the Award payment shall be paid in cash and the remaining 50% shall be paid in an equivalent value of Common Stock, cash or any combination thereof as the Committee in its sole discretion shall determine. For this purpose, the value of Common Stock shall be the closing price, regular way, on the New York Stock Exchange on the trading day preceding the date of the Committee meeting at which Award payments for the applicable Performance Cycle are determined.

     A participant shall have the right to defer the receipt of any cash payment of any Award in accordance with the provisions of the Company's General Deferred Compensation Plan. The provisions of the Company's General Deferred Compensation Plan notwithstanding, upon the request of a Participant, The Committee, in its sole discretion, may (i) modify any election by a Participant as aforesaid or (ii) in the absence of such an election, change the scheduled time for payment.

7.   Termination

     Awards are forfeited at termination of employment. However, if termination of employment occurs by reason of (i) death,
     (ii) disability (as determined under the Incentive Plan),
     (iii) normal retirement under a retirement plan of the


                               -2-
     Company, or earlier retirement after age 55 with the
	consent of the Company, or (iv) with the consent of the Company, the Committee may, in its sole discretion, direct that all or a portion of a Participant's Award be paid, taking into account the duration of employment during the Performance
     Cycle, the Participant's performance, and such other matters as the Committee shall deem appropriate. This Section 7 shall not apply to the extent the rights of a Participant in such circumstances are governed by another agreement.

8.   Transferability

     Awards under the Plan will be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the Participant other than by will or the laws of descent and distribution.

9.   Change of Control; Mergers, etc.

     a. In the event the Company undergoes a Change of Control as defined in the Incentive Plan, this Plan shall automatically terminate and within 30 days following such Change of Control, whether or not a Participant's employment has been terminated, the Company shall pay to the Participant the following in a lump sum in full payment of his Award:

          An amount with respect to each Performance Cycle for which the Participant has been designated as a Plan Participant equal to 50 percent of the product of (i) the maximum Award for the Participant for such Performance Cycle and (ii) a fraction, the denominator of which is the total number of fiscal years in the Performance Cycle and the numerator of which is the number of fiscal years which have elapsed in such Performance Cycle prior to the Change of Control (for purposes of this fraction, if the Change of Control occurs during the first quarter of a fiscal year, then one-quarter of the fiscal year shall be deemed to have lapsed prior to the Change of Control, and if the Change of Control occurs after the first quarter of the fiscal year, then the full fiscal year shall be deemed to have elapsed prior to the Change of Control). For purposes of this paragraph (a), the Valuation Date shall be the day preceding the date of the Change of Control. This paragraph (a) shall not apply to any Participant whose rights under this Plan upon a Change of Control are governed by another agreement or plan.

     b. In the event of a merger or consolidation with another company or in the event of a liquidation or reorganization of the Company, other than any merger, consolidation, reorganization or other event that constitutes a Change of Control, the Committee may in


                               -3-
          its sole discretion determine whether to provide for adjustments and settlements of Awards. The Committee may make such determination at the time of the Award or at a subsequent date.

10.  Amendment and Modification

     The Board may from time to time amend, modify, or discontinue the Plan or any provision hereof. No such amendment to, or discontinuance, or termination of the Plan shall, without the written consent of a Participant, adversely affect any rights of such Participant under an outstanding Award.

11.  Withholding Taxes

     The Company shall have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations for withholding federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.

     Participants may elect in a writing furnished to the Committee prior to the Valuation Date to satisfy their federal tax obligations with respect to any shares paid hereunder by directing the Company to withhold an equivalent value of shares.

12.  Future Rights

     No person shall have any claim or rights to be granted an Award under the Plan, and no Participant shall have any rights under the Plan to be retained in the employ of the Company.

13.  Awards to Certain Officers

     The provisions of this Section 13 shall apply, notwithstanding any other provision of the Plan to the contrary, in the case of any Award made to a person expected to be described in Section 162(m)(3) of the Internal Revenue Code at the time the Award is to be paid, as determined by the Committee at the time of the Award. In the case of any such Award: (a) Performance Goals shall be based on divisional pre-tax earnings (excluding inventory capitalization costs) of one or more divisions, which may be weighted by division, determined in accordance with GAAP consistently applied; (b) the specific Performance Goals established by the Committee with respect to any Award shall be subject to mandatory adjustment for any change in law (including tax laws and statutory rates), regulations and interpretations occurring after the grant date affecting such divisional pre-tax earnings by more than one (1%)


                               -4-
     percent; (c) the maximum amount payable under any Plan
	 Award to any such individual shall be $1,300,000; and (d) those provisions of the Plan generally applicable to Awards hereunder which give to the Committee or any other person discretion to modify the Award after the establishment and grant of the Award shall be deemed inapplicable to the extent (but only to the extent) the retention of such discretion by such person would be deemed inconsistent with qualification of the Award as performance-based within the meaning of Section 162(m)(4)(C) of the Internal Revenue
     Code."

                               -5-